Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 281205 of Fortis Inc. on Form S-8 of our report dated June 17, 2025, relating to the financial statements and supplemental schedule of ITC Savings & Investment Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Detroit, Michigan
June 17, 2025